EXHIBIT 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN  55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
May 5, 2011	Susan Knight, Chief Financial Officer
(952) 937-4000

MTS REPORTS 2011 SECOND QUARTER FINANCIAL RESULTS

➢	Orders rose 27 percent year over year to $118 million; backlog reaches record high of $254 million

➢	Revenue increased 20 percent year over year. Gross margin of 43.3 percent and EPS of $0.75 reflect strong performance in both business segments

➢	Company full-year outlook remains strong

Eden Prairie, Minn., May 5, 2011 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2011 second quarter financial results.

“During the second quarter, we sustained our 1st quarter momentum and are very pleased with our top- and bottom-line performance. Both of our businesses delivered strong year-over-year results with 2nd half beginning backlog in good shape,” said Laura B. Hamilton, chief executive officer and chair. “The breadth of our served markets and our global sales, operations and service capability are vital to our continued success as we capitalize on regional opportunities around the world.”

Second Quarter Results

Orders were $118.4 million, a 27 percent increase compared to the fiscal 2010 second quarter. Orders growth resulted from strong base-order expansion in both businesses.  Backlog sequentially rose 3 percent to $254 million, which is up from $181 million a year ago.

Revenue was $113.1 million, up 20 percent compared to the prior year, including 15 percent growth in Test, and 38 percent growth in Sensors, both driven by higher beginning backlog and current quarter orders. The gross margin rate was 43.3 percent, up 2.4 percentage points, due to increased leverage stemming from higher volume.

Income from operations was $17.9 million, an improvement of $7.8 million compared to the prior year. The increase predominantly resulted from higher gross margin, net of $2.6 million higher operating expenses. Net earnings were $0.75 per share, an increase of $0.38 compared to the prior year second quarter. In addition to net income growth, a lower tax rate from favorable U.S. tax legislation and mix, as well as a lower share count both benefited earnings per share by $0.04.

Cash Position

Cash and cash equivalents at the end of the second quarter totaled $105.7 million, compared to $80.3 million at the end of the first quarter fiscal 2011. During the second quarter, operating activities generated cash of $21.7 million. Additionally, the company paid $6.1 million in dividends and invested $2.5 million in capital expenditures. There were no share purchases in the quarter.

MTS News Release

Segment Results

Test Segment:

Orders were $91.7 million, up 27 percent compared to the prior year, primarily driven by the Asian market. The ground vehicles market remains strong. Currency translation favorably impacted orders by 2 percent. Backlog sequentially increased 3 percent to $237 million.

Revenue was $86.8 million, up 15 percent due to higher beginning backlog. Currency translation benefited revenue by 2 percent.

Gross profit was $33.6 million, an increase of $5.1 million, or 18 percent, and the gross margin rate was 38.7 percent, an increase of 0.9 percentage points. The higher gross margin rate resulted from volume leverage.

Income from operations totaled $9.8 million, an increase of $3.6 million or 57 percent compared to the prior year, reflecting higher revenue and gross profit rate. Operating expenses rose 7 percent, primarily from higher sales commissions and legal expenses.

Sensors Segment:

Orders were $26.7 million, a record high and a 28 percent increase compared to the prior year, with growth in all geographies in excess of 25 percent. Currency translation had a 4 percent favorable impact. Backlog sequentially increased 6 percent to $17 million.

Revenue rose 39 percent to $26.3 million, driven by orders growth and a 3 percent favorable impact of currency translation.

Gross profit was $15.3 million, up $5.2 million or 52 percent, and the gross margin rate was 58.4 percent, an increase of 5.2 percentage points. The significant increase in the gross margin rate was driven by volume leverage. Income from operations was $8.0 million, an increase of $4.2 million, due to higher gross profit.

Action by U.S. Government

As was previously disclosed, the U.S. Department of Commerce and the U.S. Attorney Office for the District of Minnesota are investigating why the Company had not disclosed certain items on the Government’s Online Representations and Certifications Application (ORCA Certification). Further, the U.S. Department of the Air Force issued a notice suspending the Company from U.S. Government contracting and from directly or indirectly receiving the benefits of federal assistance programs, based on the factual and legal issues underlying the investigation.

U.S. Government business is important to MTS. The Company will continue to review these matters and to fully cooperate with the Government’s requests, as appropriate. Currently, the Company is unable to determine the likely outcome or range of loss, if any, from these matters. An extended suspension or debarment from contracting with the U.S. Government or related fines or penalties, if any, could have a material adverse effect on MTS’ business.

Outlook

“The improving economy and our strong market position move us further towards our goal of sustainable performance” added Hamilton. “We will use a portion of our strong profitability to accelerate investments in the second half of the year.”

Assuming economic conditions continue as is, the company has increased its full year outlook for year over year revenue growth to the mid- to upper-teens, and affirms EBIT rate as a percentage of revenue in the historical range and return on invested capital (ROIC) nearing its long-term performance goal of greater than or equal to 20 percent.

MTS News Release

Compared to the first half of fiscal 2011, revenue during the second half is expected to be flat to up modestly. Earnings per share are expected to be lower due to a higher percentage of Test revenue from lower-margin custom projects, higher legal expenses and planned business investments in Test and Sensors.

Second Quarter Conference Call

A conference call will be held on May 6, 2011, at 10 a.m. EST (9 a.m. CDT). Call +1-719-325-4861 (Toll Free: +1-877-874-1589); and reference the conference pass code “1826704.” Telephone re-play will be available until 12 p.m. CST, May 20, 2011. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “1826704”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/InvestorRelations/index.asp. It will be available on May 13, 2011.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,948 employees and revenue of $374 million for the fiscal year ended October 2, 2010. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the sales, delivery and acceptance cycle for many of the Company’s products is irregular and may not develop as anticipated; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; an adverse outcome of the ongoing government investigation and proceedings that results in an extended suspension or debarment; and increased governmental and regulatory scrutiny or negative publicity resulting from the current investigation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 2,	April 3,	April 2,	April 3,
	2011	2010	2011	2010

Revenue	$113,061	$94,270	$218,937	$183,230
Cost of sales	64,154	55,742	123,358	109,520
Gross profit	48,907	38,528	95,579	73,710
Gross margin	43.3%	40.9%	43.7%	40.2%

Operating expenses:
Selling, general and administrative	27,480	24,753	52,550	50,137
Research and development	3,558	3,682	6,686	7,052
Total operating expenses	31,038	28,435	59,236	57,189

Income from operations	17,869	10,093	36,343	16,521
Operating margin	15.8%	10.7%	16.6%	9.0%

Interest expense, net	(323)	(429)	(750)	(837)
Other income (expense), net	60	(4)	117	(323)

Income before income taxes	17,606	9,660	35,710	15,361
Provision for income taxes	5,798	3,486	10,613	5,350
Net income	$11,808	$6,174	$25,097	$10,011

Earnings per share:
Basic-
Earnings per share	$0.77	$0.37	$1.63	$0.61
Weighted average number of common shares outstanding - basic	15,430	16,467	15,367	16,523

Diluted-
Earnings per share	$0.75	$0.37	$1.60	$0.60
Weighted average number of common shares outstanding - diluted	15,838	16,531	15,682	16,574

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	April 2,	October 2,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$105,712	$76,611
Accounts receivable, net	70,024	66,369
Unbilled accounts receivable	31,891	26,389
Inventories	60,700	51,792
Other current assets	18,895	23,541
Total current assets	287,222	244,702

Property and equipment, net	56,997	56,444

Goodwill	15,741	15,429
Intangibles, net	25,052	24,753
Other assets	5,213	5,077
Total Assets	$390,225	$346,405

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$40,220	$40,229
Accounts payable	25,446	21,818
Advance payments from customers	53,702	44,000
Other accrued liabilities	52,197	55,793
Total current liabilities	171,565	161,840

Other long-term liabilities	19,359	18,459
Total Liabilities	190,924	180,299

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized: 15,548 and 15,264 shares issued and outstanding, respectively	3,887	3,816
Retained earnings	178,382	147,609
Accumulated other comprehensive income	17,032	14,681
Total shareholders' investment	199,301	166,106
Total Liabilities and Shareholders' Investment	$390,225	$346,405

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Fiscal Months Ended
	April 2,	April 3,
Test Segment	2011	2010	% Variance

Orders	$91,668	$72,431	27%

Revenue	$86,761	$75,331	15%
Cost of Sales	53,204	46,871	14%
Gross profit	33,557	28,460	18%
Gross margin	38.7%	37.8%

Operating expenses	23,715	22,177	7%

Income from operations	$9,842	$6,283	57%

Sensors Segment

Orders	$26,763	$20,968	28%

Revenue	$26,300	$18,939	39%
Cost of Sales	10,950	8,871	23%
Gross profit	15,350	10,068	52%
Gross margin	58.4%	53.2%

Operating expenses	7,323	6,258	17%

Income from operations	$8,027	$3,810	111%

Total Company

Orders	$118,431	$93,399	27%

Revenue	$113,061	$94,270	20%
Cost of Sales	64,154	55,742	15%
Gross profit	48,907	38,528	27%
Gross margin	43.3%	40.9%

Operating expenses	31,038	28,435	9%

Income from operations	$17,869	$10,093	77%